Exhibit 99.1

NV5 Global, Inc.
UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENTS
(in thousands, except share data)

On December 20, 2019 (the "Closing Date"), NV5 Global, Inc., a Delaware corporation ("we", "us", the "Company", "NV5 Global", or "NV5"), acquired Geospatial Holdings, Inc. and its subsidiaries, including Quantum Spatial, Inc. (collectively "QSI"), a full-service geospatial solutions provider serving the North American market. QSI provides data solutions to public and private sector clients that need geospatial intelligence to mitigate risk, plan for growth, better manage resources, and advance scientific understanding. NV5 Global acquired QSI in an all-cash transaction for $318,000, which includes estimated excess working capital of $8,781 and estimated closing date cash of approximately $6,677. The purchase price and other related costs associated with the transaction was financed through the Company's amended and restated credit agreement (the "A&R Credit Agreement") with Bank of America, N.A. and the other lenders party thereto. Pursuant to the A&R Credit Agreement, the lenders provided term commitments of $150,000 in the aggregate in a single draw on the Closing Date and revolving commitments totaling $215,000.

The table set forth contains the unaudited pro forma combined statement of operations giving effect to the Company's acquisition of QSI. The following unaudited pro forma combined statement of operations reflects the historical consolidated results of NV5 and QSI, on a pro forma basis to give effect as if the acquisition had occurred on January 1, 2019. The pro forma balance sheet has not been presented because NV5's historical December 28, 2019 balance sheet already gives effect to the December 20, 2019 acquisition of QSI.

The pro forma statements of operations is hereafter collectively referred to as the "Pro Forma Financial Data." The Pro Forma Financial Data is unaudited and does not purport to represent what the combined results of operations would have been if the acquisition had occurred on January 1, 2019, or what those results will be for any future periods.

The Pro Forma Financial Data is based upon the historical financial statements of the Company and QSI and certain adjustments which we believe are reasonable to give effect to the acquisition. The pro forma adjustments and Pro Forma Financial Data included herein were prepared using the acquisition method of accounting for the business combination. The pro forma adjustments are based on certain assumptions that we believe are reasonable under the circumstances. The Pro Forma Financial Data has been compiled from the following sources:

•
U.S. Generally Accepted Accounting Principles ("U.S. GAAP") financial information for the Company has been derived without adjustments from the Company's statement of net income for the year ended December 28, 2019, contained in the Company's Annual Report on Form 10-K filed with the SEC on February 26, 2020.

•
U.S. GAAP financial information for QSI has been derived without adjustments from QSI's unaudited consolidated statement of net income for the nine months ended September 28, 2019, contained in the Company's Original Form 8-K.

•
U.S. GAAP financial information for QSI has been derived from QSI's unaudited consolidated statement of net income (loss) for the period from September 29, 2019 through December 20, 2019, the acquisition date. Income taxes were adjusted to the estimated pro forma effective rate.

The Pro Forma Financial Data should be read in conjunction with:

•	The accompanying notes to the Pro Forma Financial Data;

•
The audited consolidated financial statements of the Company as of and for the year ended December 28, 2019, and the related notes thereto as presented in the Company's Annual Report on Form 10-K filed with the SEC on February 26, 2020;

•	The unaudited condensed consolidated financial statements of QSI as of and for the nine months ended September 28, 2019, and the related notes thereto as presented in the Company's Original Form 8-K.

Exhibit 99.1

NV5 GLOBAL, INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF NET INCOME (LOSS) AND COMPREHENSIVE INCOME (LOSS)
FOR THE YEAR ENDED DECEMBER 28, 2019
(in thousands, except share data)

	NV5 Global, Inc.(1)	QSI(2)	QSI(3)	Pro Forma Adjustments		Pro Forma Combined
Gross revenues	$508,938	$94,191	$35,876	$—		$639,005

Direct costs:
Salaries and wages	153,023	13,771	4,969	—		171,763
Sub-consultant services	79,598	19,842	8,209	—		107,649
Other direct costs	30,935	8,686	3,042	—		42,663
Total direct costs	263,556	42,299	16,220	—		322,075

Gross Profit	245,382	51,892	19,656	—		316,930

Operating Expenses:
Salaries and wages, payroll taxes and benefits	128,558	21,491	7,483	—		157,532
General and administrative	42,656	10,145	21,270	(17,974)	2(B)	56,097
Facilities and facilities related	17,145	1,980	663	—		19,788
Depreciation and amortization	25,816	4,643	1,436	10,991	2(C)	42,886
Total operating expenses	214,175	38,259	30,852	(6,983)		276,303

Income (loss) from operations	31,207	13,633	(11,196)	6,983		40,627

Interest expense	(2,275)	(7,781)	(5,019)	(641)	2(D)	(15,716)

Income (loss) before income tax expense	28,932	5,852	(16,215)	6,342		24,911
Income tax (expense) benefit	(5,176)	(1,899)	3,533	(1,681)	2(E)	(5,223)
Net Income (loss) and Comprehensive Income (loss)	$23,756	$3,953	$(12,682)	$4,661		$19,688

Earnings per share:
Basic	$1.96					$1.62
Diluted	$1.90					$1.57

Weighted average common shares outstanding:
Basic	12,116,185					12,116,185
Diluted	12,513,034					12,513,034

(1) As reported in NV5's Annual Report on Form 10-K for the year ended December 28, 2019 filed with the Securities and Exchange Commission ("SEC") on February 26, 2020. Includes the results of operations of QSI for the period from closing of acquisition on December 20, 2019 to December 28, 2019.
(2) Represents QSI's unaudited consolidated statement of operations data for the nine months ended September 28, 2019, as reported in NV5's Current Report on Form 8-K filed on December 23, 2019, as amended on February 26, 2020 (as so amended, the "Original Form 8-K").
(3) Represents QSI's unaudited consolidated statement of operations data for the period from September 29, 2019 through December 20, 2019, the acquisition date.

NV5 GLOBAL, INC. AND SUBSIDIARIES
NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Note 1. Basis of Presentation

The unaudited pro forma statement of operations has been derived from the historical consolidated financial statements of NV5 Global, Inc. ("NV5") and the acquired Geospatial Holdings Inc. and its subsidiaries, including Quantum Spatial, Inc. (collectively "QSI"). The unaudited pro forma statement of operations for the year ended December 28, 2019 gives effect to the acquisition as if it had occurred on January 1, 2019.

The unaudited pro forma statement of operations is hereinafter referred to as the "Pro Forma Financial Data." The Pro Forma Financial Data is unaudited and does not purport to represent what the combined results of operations would have been if the QSI acquisition had occurred on January 1, 2019, or what those results will be for any future period.

The historical consolidated financial statements have been adjusted in The Pro Forma Financial Data to give effect to pro forma events that are (1) directly attributable to the business combination, (2) factually supportable, and (3) with respect to the unaudited pro forma combined statements of operations, expected to have a continuing impact on the combined results following the business combination.

The Pro Forma Financial Data is for informational purposes only and is not intended to represent or to be indicative of the combined results of operations that the Company would have reported had the transaction been completed as of the date set forth in this unaudited pro forma combined financial information and should not be taken as indicative of the Company's future combined results of operations or financial position. The actual results may differ from that reflected in the Pro Forma Financial Data for a number of reasons, including, but not limited to, differences in assumptions used to prepare the unaudited pro forma combined financial information and actual results.

The assets and liabilities acquired through the acquisition are recorded at their preliminary estimated fair values. The adjustments to the Company's consolidated financial statements in connection with the transaction, and allocation of the purchase price paid in the transaction, was based on a number of factors, including additional financial information available at such time, and the final allocations of transaction consideration and the effects on the results of operations may differ materially from the preliminary allocations and unaudited pro forma combined amounts included herein.

Note 2. Pro Forma Adjustments

(A)
The acquisition has been accounted for under the acquisition method of accounting. Under the acquisition method of accounting, total acquisition consideration price was allocated to assets acquired and liabilities assumed based on their preliminary estimated fair values. The fair value measurements utilize estimates based on key assumptions of the acquisition an historical and current market data. The excess of the purchase price over total of preliminary estimated fair values assigned to tangible and identifiable intangible assets acquired and liabilities assumed is recognized as goodwill. In order to ultimately determine the fair values of tangible and intangible assets acquired and liabilities assumed for QSI, we engaged a third party independent valuation specialist. The table below shows the preliminary purchase price allocations of assets acquired and liabilities assumed:

Cash	$6,894
Billed receivables	24,908
Unbilled receivables	17,615
Right-of-use assets	6,131
Property, plant, and equipment	13,626
Prepaid expenses and other assets	3,929
Fair value of acquired intangible assets:
Customer relationships(1)	64,709
Indefinite-lived trade name	58,546
Customer backlog(2)	6,835
Developed technology(3)	32,944
Residual goodwill from the transaction	144,937
Accounts payable	(10,447)
Lease liabilities	(6,479)
Accrued liabilities	(6,772)
Deferred tax liabilities	(39,372)
Initial purchase price	$318,004

(1) Amortized on a straight-line basis over the estimated life (11 years)
(2) Amortized on a straight-line basis over the estimated life (2 years)
(3) Amortized on a straight-line basis over their estimated lives (5 to 7 years)

(B)	Reflects reversal of non-recurring acquisition-related costs incurred by NV5 and QSI that have been expensed in the historical period presented.

(C)	Reflects the incremental increase in intangible asset amortization expense resulting from the fair value adjustments to the acquired QSI definite-lived intangible assets:

Year Ended
December 28, 2019
Reversal of QSI's historical intangible asset amortization	$(3,050)
Amortization of purchased identifiable definite-lived intangible assets	14,041
Total intangible assets amortization expense adjustment	$10,991

(D)	Reflects the adjustments to reverse interest expense associated with QSI's debt not assumed and the recognition of the interest expense associated with NV5's new debt financing:

Year Ended
December 28, 2019
Reversal of QSI's historical interest expense	$(12,800)
Interest expense on new debt financing(1)	13,441
Total interest expense adjustment	$641

(1) Our interest rates are variable tied to a Eurocurrency rate equal to LIBOR (London Interbank Offered Rate) plus an applicable rate or a base rate denominated in U.S. dollars. Interest rates are subject to change based on our Consolidated Senior Leverage Ratio (as defined in the Credit Agreement). A one percent point change in the assumed interest rate would change our annual interest expense by approximately $3,205.

(E)	Reflects the income tax effect of applying the estimated blended federal and state statutory rate of 26.5% for the year ended December 28, 2019 to pre-tax income and pro forma adjustments.